Exhibit 99.1

PRESS RELEASE

For Immediate Release	September 26, 2012
For Further Information:	Tim O’Dell, CEO
Phone: 330.576.1900
Fax: 330.666.7959

CENTRAL FEDERAL CORPORATION REDEEMS TARP SECURITIES

Fairlawn, Ohio – September 26, 2012 – Central Federal Corporation (Nasdaq: CFBK), the parent company of CFBank, today announced the redemption of its TARP Securities.

Pursuant to an agreement with the U.S. Department of the Treasury, the Company utilized a portion of the proceeds from its recently completed stock offering to redeem the Preferred Stock, including all accrued but unpaid dividends and warrant issued in connection with the Troubled Asset Relief Program (TARP) Capital Purchase Program (together, the “TARP Securities”). The redemption resulted in an increase in common stockholders’ equity of $5.0 million.

Bob Hoeweler, Chairman of the Board, commented, “This completes a very successful recapitalization of CFBank. We would like to thank all stakeholders for their support.” Tim O’Dell, CEO, added, “We are extremely pleased that CFBank is in a strong financial condition following our capital raise and, thus, able to fully retire the TARP obligation. CFBank is moving forward in a position of strength to better service businesses and consumers in the Ohio communities of Fairlawn (Akron), Columbus, Wellsville and Calcutta.”

On August 20, 2012, the Company successfully completed a stock offering, selling 15 million shares of its common stock at $1.50 per share, resulting in gross proceeds of $22.5 million before expenses. The Company invested $13.5 million of the proceeds from the stock offering into its subsidiary, CFBank, to improve its regulatory capital ratios and to support future growth and expansion.

The Company’s pro forma tangible book value as of June 30, 2012, after reflecting completion of the stock offering and redemption of the TARP Securities, was $1.66 per common share. The redemption of the TARP Securities increased tangible book value by approximately $.31 per common share.

About Central Federal Corporation and CFBank

Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892. CFBank is a full service bank providing retail/consumer, business banking and residential mortgage loan products and services. We serve the greater Akron and Columbus, Ohio markets through our offices in Fairlawn and Worthington, Ohio, and have offices in Calcutta and Wellsville, Ohio, which are located in what is considered the Utica Shale investment corridor. Additional information about CFBank’s banking services and the Company is available at www.CFBankOnline.com.

Forward-Looking Information

Statements in this release that are not statements of historical fact are forward-looking statements. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. The Company believes it has chosen these assumptions or bases in good faith and that they are reasonable. We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. The forward-looking statements included in this release speak only as of the date they are made. We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.